UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.           )

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Ballantyne Strong, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PROXY STATEMENT AND NOTICE

FOR THE 2015 ANNUAL MEETING OF STOCKHOLDERS

to be held at

Hilton Garden Inn
4025 Windward Plaza
Alpharetta, Georgia 30005

on

May 13, 2015 at 9:00 a.m. (Eastern Daylight Time)

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

to be held May 13, 2015

The Annual Meeting of Stockholders of Ballantyne Strong, Inc. will be held at Hilton Garden Inn, 4025 Windward Plaza, Alpharetta, Georgia 30005, on May 13, 2015 at 9:00 a.m., Eastern Daylight Time, (including any adjournments or postponements thereof, the “Annual Meeting”) for the following purposes:

1.	To elect nine directors to the Company's Board of Directors (the “Board”) for one-year terms.

2.	To consider and act upon a non-binding advisory resolution to approve the compensation of the Company’s Named Executive Officers, as described in the Proxy Statement.

3.	To ratify the appointment of KPMG LLP as the Company’s independent auditors for the fiscal year ending December 31, 2015.

4.	To transact such other business as may properly be brought before the Annual Meeting or any adjournment or postponement thereof.

Only those stockholders of record at the close of business on March 16, 2015, (the “Record Date”) shall be entitled to notice of the Annual Meeting and to vote at the Annual Meeting.

Your vote is important. Whether or not you plan to attend the Annual Meeting in person, please vote your proxy card as soon as possible to assure a quorum. Please vote in one of these three ways:

(1)	Visit the website at www.proxyvote.com and have your proxy card in hand to vote through the internet, or

(2)	Use the toll-free telephone number listed on the proxy card, or

(3)	Mark, sign, date and promptly return the enclosed proxy card in the postage-paid envelope.

If you vote on the website or by telephone you do not need to return a proxy card by mail, unless you wish to change your vote or revoke your vote.

Voting by any of these methods will ensure that you are represented at the Annual Meeting even if you are not there in person. Stockholders who have previously voted but attend the Annual Meeting may withdraw their proxy if they wish to do so, and vote in person.

If you desire assistance in scheduling overnight accommodations in Alpharetta, contact Tiffanie Pusateri at Ballantyne at (402) 829-9403. Early reservations are encouraged.

The formal meeting of stockholders will be followed by a review of our business. I look forward to seeing you at the Annual Meeting.

Important Notice regarding the availability of proxy materials for the Annual Meeting: The Company’s Proxy Statement, its Annual Report to stockholders and this Notice are available at www.strong-world.com or www.proxyvote.com.

Dated this 22nd day of April, 2015.

By Order of the Board of Directors

Gary L. Cavey President and Chief Executive Officer

Table of Contents

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING	1
Who may vote?	1
What is the purpose of the Annual Meeting?	1
Who may attend the Annual Meeting?	1
What constitutes a quorum?	1
May I vote by proxy card, by telephone or through the internet?	1
May I vote confidentially?	1
May I change my vote?	2
How does the Board recommend I vote?	2
How many votes are required to approve each Proposal?	3
What is a broker non-vote?	4
Who pays the expenses incurred in connection with the solicitation of proxies?	4
How can I find out the results of the voting at the Annual Meeting?	4
How may I get additional copies of the Annual Report?	4
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	5
PROPOSAL ONE ELECTION OF DIRECTORS	7
CORPORATE GOVERNANCE	10
Board Leadership Structure and Role of the Board in Risk Oversight	10
Board Independence	10
Communication to the Board	11
Board Meeting Attendance	11
Board Attendance at Annual Meeting	11
Stock Ownership Guidelines for Directors and Officers	11
BOARD COMMITTEES	12
Audit Committee	12
Compensation Committee	12
Nominating and Corporate Governance Committee	13
EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS	14
Executive Summary	14
Compensation Discussion and Analysis	14
Compensation Risk Assessment	21
Compensation Committee Interlocks and Insider Participation	21
Compensation Committee Report	21
Executive Compensation	22
Summary Compensation Table	22
Grants of Plan-based Awards for Fiscal 2014	24
Outstanding Equity Awards at Fiscal Year-End	25
Options Exercised and Stock Vested	25
Director Compensation	26
REPORT OF THE AUDIT COMMITTEE	27
PROPOSAL TWO ADVISORY VOTE ON EXECUTIVE COMPENSATION	28
PROPOSAL THREE RATIFICATION OF APPOINTMENT OF THE COMPANY’S INDEPENDENT AUDITORS	29
STOCKHOLDER PROPOSALS	30
RELATED PERSON TRANSACTION PROCEDURES	30
ADDITIONAL INFORMATION	30

FOR ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 13, 2015

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Ballantyne Strong, Inc. (the “Company”). The 2015 Annual Meeting of Stockholders will be held on May 13, 2015 at 9:00 a.m., Eastern Daylight Time, at Hilton Garden Inn, 4025 Windward Plaza, Alpharetta, Georgia 30005 and its telephone number is (770) 369-9000.

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Who may vote?

The Company has one class of voting shares outstanding. Only stockholders of record of our common stock at the close of business on March 16, 2015, the Record Date, are entitled to receive notice of the Annual Meeting and to vote the shares of common stock that they held on the Record Date. At the close of business on March 16, 2015, the Company had 14,103,396 shares of outstanding common stock, all of which are entitled to vote at the Annual Meeting. Each share of common stock will have one vote on each matter to be voted on. The shares of common stock held in treasury will not be voted.

What is the purpose of the Annual Meeting?

At the Company’s Annual Meeting, stockholders will act upon the matters described in the accompanying notice of meeting. In addition, management will report on Ballantyne’s performance during fiscal 2014 and respond to questions from stockholders.

Who may attend the Annual Meeting?

All stockholders as of the Record Date, or their duly appointed proxies, may attend the Annual Meeting.

What constitutes a quorum?

The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the Company’s common stock outstanding on the Record Date will constitute a quorum, permitting action to be taken and the conduct of business at the Annual Meeting. As of the Record Date, 14,103,396 shares of common stock were outstanding. Broker non-votes, abstentions and proxies marked “withheld” for the election of directors, will be counted for purposes of determining the presence or absence of a quorum for the transaction of business, but will not be counted for purposes of determining the number of votes cast with respect to a proposal.

May I vote by proxy card, by telephone or through the internet?

You may vote by proxy card, by telephone or through the internet. Voting by any of these methods will ensure that you are represented at the Annual Meeting even if you are not there in person. Please refer to the instructions on the proxy card.

May I vote confidentially?

Yes. The Company’s policy is to treat all stockholder meeting proxies, ballots and voting tabulations of a stockholder confidentially, if the stockholder has requested confidentiality on the proxy or ballot. Please refer to the proxy card for instructions.

May I change my vote?

You may revoke your proxy and change your vote at any time before the final vote at the Annual Meeting. You may change your vote on the internet or by telephone (only your latest internet or telephone proxy submitted prior to the Annual Meeting will be counted), or by signing and returning a new proxy card with a later date, or by attending the meeting and voting in person. However, your attendance at the Annual Meeting will not automatically revoke your proxy unless you vote again at the meeting or specifically request in writing that your prior proxy be revoked.

How does the Board recommend I vote?

Unless you give instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board of Directors. The Board’s recommendation is set forth in the description of each proposal in this Proxy Statement. With respect to any other matter that properly comes before the Annual Meeting, the proxy holders will vote as recommended by the Board of Directors or, if no recommendation is given, in their own discretion.

How many votes are required to approve each Proposal?

Proposal 1—Election of nine directors to the Ballantyne Board, each to hold office until our 2016 Annual Meeting of Stockholders and a successor is elected and qualified.

Under our Bylaws, the nine candidates receiving the highest number of “FOR” votes cast by holders of shares represented in person or by proxy at the Annual Meeting will be elected. This number is called a plurality. A properly executed proxy card marked “WITHHOLD” with respect to the election of a director nominee will be counted for purposes of determining if there is a quorum at the Annual Meeting, but will not be considered to have been voted for the director nominee. Similarly, any broker non-votes will be counted for purposes of determining if there is a quorum, but will not be considered to have been voted for the director nominee.

Proposal 2—Advisory Vote on Executive Compensation.

The affirmative vote of a majority of the shares present or represented by proxy at the meeting or entitled to vote will be deemed by the Board to constitute the advisory vote on executive compensation.

Proposal 3—Ratification of Independent Auditors.

The affirmative vote of a majority of the shares present or represented by proxy at the meeting or entitled to vote is required to approve Proposal 3, ratification of the appointment of KPMG LLP as the Company’s independent auditors for the fiscal year ended December 31, 2015.

Other Proposals. No other matters are anticipated to be brought before the meeting.

What is a broker non-vote?

If you hold your shares in street name and do not provide voting instructions to your broker, your shares will not be voted on any proposal on which your broker does not have discretionary authority to vote. In this situation, a “broker non-vote” occurs. Shares constituting broker non-votes are not counted or deemed to be present or represented for the purpose of determining whether stockholders have approved a matter, but they are counted as present for the purpose of determining a quorum at the Annual Meeting.

Who pays the expenses incurred in connection with the solicitation of proxies?

The Company will bear the cost of its solicitation of proxies, including the charges and expenses of brokers and others for forwarding solicitation materials to beneficial owners of stock. In addition to the use of mail, proxies may be solicited by personal interview, telephone or facsimile. The Company has retained D.F. King & Co., Inc. (“D.F. King & Co.”) to assist in soliciting proxies for a fee of up to $75,000, of which $20,000 was a non-refundable retainer, plus expense reimbursement to assist in proxy solicitation activities. In addition, the Company will reimburse brokers, custodians, nominees and other persons holding shares for others for their reasonable expenses in sending proxy materials to the beneficial owners of such shares and in obtaining their proxies.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a Current Report on Form 8-K that we expect to file within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an amendment to the Form 8-K to publish the final results.

How may I get additional copies of the Annual Report?

Our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, including financial statements, is available through our website at www.strong-world.com. The information provided on the Company’s website is referenced in this proxy statement for information purposes only. The information on the Company’s website shall not be deemed to be a part of or incorporated by reference into this proxy statement or any other filings the Company makes with the Securities and Exchange Commission (“SEC”). For a printed copy, please contact our Corporate Secretary by mail at the address listed below:

Attn:	Corporate Secretary Ballantyne Strong, Inc. 13710 FNB Parkway, Suite 400 Omaha, NE 68154

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL

OWNERS AND MANAGEMENT

Largest Owners of Ballantyne Shares

The following table shows each person or entity Ballantyne knows to be the beneficial owner of more than five percent of the Company’s outstanding common stock as of the Record Date of March 16, 2015.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Class(2)
Ariel Investments, LLC 200 E. Randolph Drive, Suite 2900 Chicago, IL 60601	2,074,182	14.71%
Fundamental Global Investors, LLC 4201 Congress Street, Suite 140 Charlotte, NC 28209	1,985,748 (3)	14.08%
Royce & Associates LLC 6300 Bee Cave Road, Building One Austin, TX 78749	1,014,019	7.19%
Dimensional Fund Advisors LP 6300 Bee Cave Road, Building One Austin, TX 78749	998,478	7.08%

(1)

This information is based on Schedules 13G and 13D, as amended, filed with the SEC. Ariel filed an amended Schedule 13G on February 13, 2015; Fundamental Global Investors, LLC filed an amended Schedule 13D on March 16, 2015; Royce filed an amended Schedule 13G on January 6, 2015; and Dimensional filed an amended Schedule 13G on February 5, 2015.

(2)	Based upon 14,103,396 shares outstanding on March 16, 2015.

(3)

Fundamental Global Investors, LLC has reported, in an amended Schedule 13D filed on March 16, 2015, that its investment manager owns 50% of CWA Asset Management Group, LLC, which holds 88,936 shares of the Company’s common stock, representing approximately 0.6% of the Company’s outstanding shares of common stock. The Fundamental Global Investors, LLC preliminary proxy statement, filed with the SEC on March 26, 2015, and definitive proxy statement filed with the SEC on April 16, 2015, each filed in connection with the settled proxy contest, report aggregate beneficial ownership by Fundamental Global Investors, LLC of 2,074,684 shares of the Company’s common stock, representing approximately 14.7% of the Company’s outstanding shares of common stock, based on the Company’s outstanding stock as of March 3, 2015, as reported in the Company’s Annual Report on Form 10-K filed with the SEC on March 6, 2015.

Share Ownership of Directors and Officers

The following chart sets forth, as of the close of business on March 16, 2015, certain information concerning beneficial ownership of common stock by each director and director nominee of the Company, each of the named executive officers (as defined below), and all directors and executive officers as a group.

Name	Number of Shares Beneficially Owned(1)		Percent of Common Stock(2)
Gary L. Cavey, President and CEO	164,645	(3)	1.2
Nathan D. Legband, Vice President, CFO, and Treasurer (17)	-		-
Christopher D. Stark, Senior Vice President and COO	65,613	(5)	*
Ray F. Boegner, Senior Vice President	68,773	(6)	*
David G. Anderson, Senior Vice President, General Counsel and Secretary	28,575	(7)	*
Samuel C. Freitag, Chairman of the Board	260,829	(8)	1.8
James C. Shay, Director	24,910	(9)	*
Marc E. LeBaron, Director	45,710	(10)	*
William F. Welsh, II, Director	156,460	(11)	1.1
Donde Plowman, Director	29,566	(13)	*
D. Kyle Cerminara, Director (14)	-	(15)	-
Charles T. Lanktree, Director Nominee	-	(18)	-
Mary A. Carstens, Senior Vice President, CFO, and Treasurer (17)	3,389	(4)	*
Mark D. Hasebroock, Director (14)	3,000	(12)	*
William J. Gerber, Director Nominee	-		-
Robert J. Marino, Director Nominee	-		-
Robert J. Roschman, Director Nominee	-		-
All directors and executive officers as a group (11 persons)	845,081	(16)	6.0%

*	Less than 1% of common stock outstanding. (1)

All executive officers beneficially own 327,606 shares, excluding 3,389 shares beneficially owned by Mary A. Carstens (16), including exercisable stock options and restricted stock, or 2.3% of the outstanding common stock. (1)(14)

(1)

Each director, nominee and officer not shown as being a part of a group owns all outstanding shares directly and has sole or shared voting and investment power over such shares. The number of shares shown for stockholders reporting ownership as part of a group represents the total number of shares over which any member of the group has sole or shared voting or investment power.

(2)

Based upon 14,103,396 shares of common stock outstanding as of March 16, 2015. Each named person is deemed to be the beneficial owner of shares of common stock that may be acquired within 60 days of March 16, 2015, upon the exercise of stock options. The shares also include restricted stock which will vest within 60 days of March 16, 2015, as the individuals have sole or shared voting and investment power over such shares. Accordingly, the number of shares and percentage set forth next to the name of such person, all executive officers as a group and all directors, nominees and executive officers as a group includes the shares of common stock issuable pursuant to presently exercisable stock options and non-vested restricted stock. However, the shares of common stock so issuable upon exercise of stock options or unvested restricted stock by any such person are not included in calculating the percentage of common stock beneficially owned by any other stockholder.

(3)

Includes 32,895 shares of common stock directly owned by Mr. Cavey, 45,000 shares held in the Gary L. Cavey Revocable Trust of which Mr. Cavey is the Trustee and 86,750 shares purchasable pursuant to presently exercisable stock options.

(4)	Includes 3,389 shares of common stock directly owned by Ms. Carstens.

(5)	Includes 43,113 shares of common stock directly owned by Mr. Stark and 22,500 shares purchasable pursuant to presently exercisable stock options.

(6)	Includes 46,273 shares of common stock directly owned by Mr. Boegner and 22,500 shares purchasable pursuant to presently exercisable stock options.

(7)	Includes 13,575 shares of common stock directly owned by Mr. Anderson and 15,000 shares purchasable pursuant to presently exercisable options.

(8)

Includes 155,869 shares of common stock directly owned by Mr. Freitag, 98,000 shares of common stock held by Mr. Freitag’s wife and children and 6,960 shares of restricted common stock vesting within 60 days of March 16, 2015.

(9)	Includes 17,950 shares of common stock directly owned by Mr. Shay and 6,960 shares of restricted common stock vesting within 60 days of March 16, 2015.

(10)	Includes 38,750 shares of common stock directly owned by Mr. LeBaron and 6,960 shares of restricted common stock vesting within 60 days of March 16, 2015.

(11)	Includes 149,500 shares of common stock directly owned by Mr. Welsh and 6,960 shares of restricted common stock vesting within 60 days of March 16, 2015.

(12)	Includes 3,000 shares of common stock directly owned by Mr. Hasebroock.

(13)	Includes 22,606 shares of common stock directly owned by Dr. Plowman and 6,960 shares of restricted common stock vesting within 60 days of March 16, 2015.

(14)	Mr. Hasebroock retired from the Board of Directors effective February 20, 2015. The Board appointed Mr. D. Kyle Cerminara to serve the remaining portion of Mr. Hasebroock’s term.

(15)

Although Mr. Cerminara is not reported as a beneficial owner of shares of common stock in Fundamental Global Investors, LLC’s Amendment No. 4 to its Schedule 13D, filed on March 16, 2015, Mr. Cerminara is listed as a reporting person on a Statement of Changes in Beneficial Ownership filed on Form 4 with the SEC on March 13, 2015. In that Form 4, Mr. Cerminara notes that, as a principal in Fundamental Global Partners GP, LLC, FG Partners GP, LLC and/or Fundamental Global Investors, LLC, Mr. Cerminara may be deemed to be a beneficial owner of the shares of common stock beneficially owned by Fundamental Global Partners, LP and Fundamental Global Partners Master Fund, LP, which are each affiliates of Fundamental Global Investors, LLC and are included in the share ownership disclosures above under the caption “—Largest Owners of Ballantyne Shares.”

(16)

Includes 520,531 shares of common stock owned directly by all directors, nominees and executive officers as a group, 45,000 shares owned indirectly by the Gary L. Cavey Revocable Trust, 98,000 shares of common stock held by Mr. Freitag’s wife and children, 34,800 shares of restricted common stock vesting within 60 days of March 16, 2015 and 146,750 shares purchasable pursuant to presently exercisable stock options.

(17)	Ms. Carstens retired from the Company on September 2, 2014. Mr. Legband was promoted from Corporate Controller to Vice President, Treasurer and Chief Financial Officer effective September 2, 2014.

(18)	The definitive proxy statement filed with the SEC on April 16, 2015 by Fundamental Global Investors, LLC discloses that Mr. Lanktree may be deemed to beneficially own 7,500 shares of the Company’s common stock that are held by the Donna B. Lanktree Family Trust. The proxy statement states that the Donna B. Lanktree Family Trust, the trustee of which is Donna B. Lanktree, the spouse of Mr. Lanktree, acquired 7,500 shares of the Company’s common stock through the open market on March 12, 2015 at a price of $4.92 per share.

PROPOSAL ONE

ELECTION OF DIRECTORS

Ballantyne’s Certificate of Incorporation, as amended, and Bylaws, as amended, provide for the annual election of all directors. The Bylaws allow the Board to set the number of directors from time to time and to appoint directors between Annual Meetings. For purposes of this 2015 Annual Meeting, the Board of Directors has set the number of directors at nine.

At the 2014 Annual Meeting stockholders elected seven directors, namely William F. Welsh, II, Gary L. Cavey, Marc E. LeBaron, Mark D. Hasebroock, Donde Plowman, Samuel C. Freitag and James C. Shay. Effective February 20, 2015, Mr. Hasebroock retired from the Board of Directors. The Board appointed Mr. D. Kyle Cerminara to serve the remaining portion of Mr. Hasebroock’s term.

Settlement Agreement with Fundamental Global and Determination of Director Nominees

On March 16, 2015, Fundamental Global Investors, LLC (“Fundamental Global”) filed a fourth amendment to its Schedule 13D disclosing that it had submitted notice to the Company of its intent to nominate an alternative slate of seven director nominees to the Company’s Board at the Annual Meeting. In connection with the fourth amendment, Fundamental Global filed a press release on March 16, 2015 stating the names of its director nominees and including brief backgrounds of each. Fundamental Global filed with the Securities and Exchange a preliminary proxy statement Commission on March 26, 2015 and a definitive proxy statement on April 16, 2015 soliciting proxies for its slate of director nominees.

On April 21, 2015, the Company entered into a settlement agreement (the “Settlement Agreement”) with Fundamental Global and certain of its affiliates (collectively, the “Fundamental Global Group”) to settle the proxy contest pertaining to the election of directors at the Annual Meeting. Pursuant to the Settlement Agreement, the Board agreed (i) to expand the number of authorized directors on the Board from seven to nine, (ii) to nominate five Fundamental Global nominees and four of the currently serving directors on the Board for election to the Board at the Annual Meeting and (iii) that at least two of the currently serving directors on the Board will serve on all committees of the Board until the later of the final adjournment of the Company’s 2017 annual meeting of shareholders or termination of the Settlement Agreement by a resolution adopted by a supermajority vote of the Board. Pursuant to the terms of the Settlement Agreement, the five Fundamental Global director nominees are D. Kyle Cerminara, William J. Gerber, Charles T. Lanktree, Robert J. Marino and Robert J. Roschman. The four continuing director nominees are Samuel C. Freitag, James C. Shay, Marc E. LeBaron and Gary L. Cavey. The Settlement Agreement defines a supermajority vote of the Board to be the affirmative vote of at least six of the nine members of the full Board, of which at least two votes must be from incumbent members of the currently serving board.

Under the Settlement Agreement, if a vacancy occurs with respect to any of the continuing director nominees serving on the Board, the vacancy will be filled by a supermajority vote of the Board (as defined in the Settlement Agreement). If a vacancy occurs with respect to any of Fundamental Global’s director nominees serving on the Board, Fundamental Global is entitled to designate a replacement, and the Board will take all such action permitted by applicable law and rules of the New York Stock Exchange to cause such designee to be appointed to the vacancy on the Board.

Pursuant to the Settlement Agreement, the Fundamental Global Group has withdrawn its alternative slate of director nominees for election at the Annual Meeting and agreed to immediately cease all efforts related to its own proxy solicitation. The Fundamental Global Group has also agreed to vote all shares of the Company’s common stock beneficially owned by its members in favor of the Board’s director nominees at the annual meeting. In addition, the Fundamental Global Group has agreed (i) that Fundamental Global and certain of its affiliates and associates will not acquire, in the aggregate, beneficial ownership of more than 20% of the outstanding shares of the Company's common stock and (ii) to certain customary standstill provisions, each of which expire on the later of the final adjournment of the Company’s 2017 annual meeting of shareholders or termination of the Settlement Agreement by a resolution adopted by a supermajority vote of the Board (as defined in the Settlement Agreement). Fundamental Global disclosed in its definitive proxy statement that, if its director nominees comprise a majority of the Board following its solicitation, they may seek and approve a reimbursement of fees and expenses incurred by Fundamental Global in connection with its solicitation of proxies. The Board also agreed to amend its Rights Agreement, dated November 5, 2014, between the Company and Computershare Trust Company, N.A., as Rights Agent, to expire within five business days after entry into the Settlement Agreement, without any consideration being paid to the holders of rights under the Rights Agreement.

The foregoing is not a complete description of the terms of the Settlement Agreement. For a further description of the terms of the Settlement Agreement, including a copy of the Settlement Agreement, please see our Current Report on Form 8-K that we filed with the SEC on April 22, 2015.

Biographical Descriptions

Set forth below is a list of the nine director nominees for election at the Annual Meeting and certain information regarding them. The information below also sets forth the year in which each current director became a director of the Company. Each director nominee, if elected, will be entitled to serve until the 2016 Annual Meeting of Stockholders and a successor is qualified and elected.

Gary L. Cavey, age 66, has been the Company’s President, CEO and a director since November 2010. From 2009 until joining the Company, Mr. Cavey served as COO of Midland Radio Corporation, an international industry leader in the manufacture and sale of two-way wireless communications systems for consumer and industrial applications. From 1999 until 2008, Mr. Cavey was President/CEO and Chairman of MAC Equipment, Inc., a leading manufacturer and marketer of pneumatic conveying and air filtration systems serving numerous industries. Mr. Cavey’s 15-plus years’ experience serving as a senior executive with his previous employers, his prior and current service on other corporate boards and the Company’s history of having its CEO serve on the Board qualifies him to serve as a director.

D. Kyle Cerminara, 37, is Chief Executive Officer, Co-Founder and Partner of Fundamental Global Investors, LLC, an SEC registered investment advisor that manages equity and fixed income hedge funds. Mr. Cerminara is also Co-Chief Investment Officer of Capital Wealth Advisors, a wealth advisor and multi-family office affiliated with Fundamental Global Investors, LLC. In February 2015, he was appointed to the Board of Directors of the Company. Mr. Cerminara also serves on the Board of Directors of blueharbor bank, a publicly traded community bank in Mooresville, North Carolina. Prior to co-founding Fundamental Global Investors, LLC and partnering with Capital Wealth Advisors, Mr. Cerminara was a Portfolio Manager at Sigma Capital Management from 2011 to 2012, a Director and Sector Head of the Financials Industry at Highside Capital Management from 2009 to 2011, and a Portfolio Manager and Director at CR Intrinsic Investors from 2007 to 2009. Before joining CR Intrinsic Investors, Mr. Cerminara was a Vice President, Associate Portfolio Manager and Analyst at T. Rowe Price from 2001 to 2007 and an Analyst at Legg Mason from 2000 to 2001. Mr. Cerminara received an MBA from the Darden School of Business at the University of Virginia and a B.S. in Finance and Accounting from the Smith School of Business at the University of Maryland, where he was a member of Omicron Delta Kappa, an NCAA Academic All American and Co-Captain of the men’s varsity tennis team. He also completed a China Executive Residency at the Cheung Kong Graduate School of Business in Beijing, China. Mr. Cerminara holds the Chartered Financial Analyst (CFA) designation. Mr. Cerminara brings to the Board the perspective of one of the Company’s most significant shareholders. He also has extensive experience in the financial industry, including investing, capital allocation, finance and financial analysis of public companies that qualifies him to serve as a director.

Samuel C. Freitag, age 59, has been an independent private investor since January of 2004. From July 2002 to December 2003, he was President of McCarthy Capital Corporation, a private equity fund manager of approximately $300 million in capital. From 1986 until 1997, he held various positions with George K. Baum Merchant Bank, LLC, including serving as Senior Managing Director and Director, Investment Banking. Mr. Freitag has served as a director of Ballantyne since June 2011. Mr. Freitag’s investment banking experience and service on other boards of directors provide him the executive experience and knowledge to qualify him to serve as a director.

William J. Gerber, 57, has served as Chief Financial Officer of TD Ameritrade Holding Corporation (TD Ameritrade), a provider of securities brokerage services and related technology-based financial services to retail investors, traders and independent registered investment advisors, since October 2006. In May 2007, he was named Executive Vice President of TD Ameritrade. In his role as Chief Financial Officer, he oversees investor relations, business development, certain treasury functions and finance operations, including accounting, business planning and forecasting, external and internal reporting, tax and competitive intelligence. From May 1999 until October 2006, he served as the Managing Director of Finance at TD Ameritrade, during which time he played a significant role in evaluating merger and acquisition opportunities. Prior to joining TD Ameritrade, he served as Vice President of Acceptance Insurance Companies, Inc., where he was responsible for all aspects of mergers and acquisitions, investment banking activity, banking relationships, investor communications and portfolio management. Prior to joining Acceptance, Mr. Gerber spent eight years with Coopers & Lybrand, now known as PricewaterhouseCoopers, serving as an audit manager primarily focusing on public company clients. Mr. Gerber was named to Institutional Investor Magazine’s All-America Executive Team as one of the top three CFOs in the Brokerage, Asset Managers and Exchanges category (2012, 2013 and 2014). He was also named a member of the CNBC CFO Council (2013 and 2014). He serves on the Board of Directors for CTMG Inc., Creighton Preparatory High School and Boys Town National Board of Trustees. He has also served on the Board of Directors of Streck Labs, Inc., a privately held company, since March 2015. Mr. Gerber holds a B.B.A. in Accounting from the University of Michigan. Mr. Gerber is also a CPA in the State of Michigan. Mr. Gerber has been serving as Executive Vice President and Chief Financial Officer of TD Ameritrade, an online brokerage business, for more than eight years and has extensive financial experience.

Charles T. Lanktree, 65, has served as President and Chief Executive Officer of Eggland’s Best, LLC, a joint venture between Eggland’s Best, Inc. and Land O’Lakes, Inc. and one of the leading distributors of fresh eggs, since 2012. Since 1997, Mr. Lanktree has served as President and Chief Executive Officer of Eggland’s Best, Inc., a franchise-driven consumer egg business, where he previously served as the President and Chief Operating Officer from 1995 to 1996 and Executive Vice President and Chief Operating Officer from 1990 to 1994. Mr. Lanktree currently serves on the Board of Directors of Eggland’s Best, Inc. and several of its affiliates. From 2009 to 2013, he served on the Board of Directors of Eurofresh Foods, Inc., a privately held company. Prior to joining Eggland’s Best, Inc., Mr. Lanktree served as the President and Chief Executive Officer of American Mobile Communications, Inc. from 1987 to 1990 and as the President and Chief Operating Officer of Precision Target Marketing, Inc. from 1985 to 1987. From 1976 to 1985, he held various executive-level marketing positions with The Grand Union Company and Beech-Nut Foods Corporation. Mr. Lanktree received an MBA from the University of Notre Dame and a B.S. in Food Marketing from St. Joseph’s College. He also served in the U.S. Army and U.S. Army Reserves from 1971 to 1977. Mr. Lanktree’s 25 years of experience in consumer marketing and retail operations and his extensive experience as a Chief Executive Officer, coupled with his knowledge and insight of the retail industry, including distribution and franchising operations, qualifies him to serve as a director.

Marc E. LeBaron, age 60, has served as Chairman/CEO of Lincoln Industries from 2001 to present. He previously served as President of Lincoln Industries from 1982 until becoming Chairman/CEO. He is also a director of Assurity Life Insurance Company. Mr. LeBaron has served as a director of Ballantyne since 2005. Mr. LeBaron’s 30-plus years of organizational leadership experience, his ability to identify and implement business strategy and knowledge of corporate governance give him the operational expertise and breadth of knowledge which qualify him to serve as a director.

Robert J. Marino, 67, served as Chairman of the Board of Directors of Syniverse Technologies Inc., a provider of mission-critical technology services to wireless telecommunications companies worldwide, from December 2006 to January 2011, and served as a director of Syniverse from February 2004 to January 2011. From August 1998 to February 2003, Mr. Marino was Group President of Convergys Information Management Group. Convergys Corporation was formed by the spin-off of Cincinnati Bell Information Systems Inc. (CBIS) and MATRIXX Marketing Inc. from Cincinnati Bell Inc. Prior to this, Mr. Marino served as Chief Operating Officer of CBIS from 1996 to 1998. Prior to joining CBIS, Mr. Marino served as President of the Northeast Region at Nextel Communications from November 1993 to October 1995. Mr. Marino also held senior management positions at Houston Cellular Telephone Company, Compania de Radiocomunicaciones Moviles in Argentina and Sprint Corporation. Mr. Marino holds a B.S. in economics from the State University of New York College at Brockport. Mr. Marino brings a wealth of industry, executive and management experience as well as strategic and operational expertise. Mr. Marino’s prior experience serving on the boards and committees of other companies further augments his broad range of knowledge and qualifies him to serve as a director, providing him a depth of experience from which he can draw and public company corporate governance expertise.

Robert J. Roschman, 49, has been an owner of Triple R. Associates, Ltd., a real estate firm with over 100 properties leased to fast food, distribution and retail tenants, since 1992. Mr. Roschman also holds ownership interests in several development properties throughout Florida. Mr. Roschman currently serves on the Board of Directors of Giant Bank Holdings, Inc., a privately held federally chartered bank with an Internet division, which he founded in 1998. From 1987 to 2000, Mr. Roschman was a Co-Founder and Vice President of Snapps Restaurants, Inc., a 76-store fast food restaurant which merged into Rally’s Hamburgers, Inc. From 1983 until 1997, he served as a shareholder of Charter Bank in Delray Beach, Florida, which merged into Southtrust Bank in 1997. Mr. Roschman received a B.S. from Florida State University. Mr. Roschman brings over 30 years of experience as an investor in multiple lines of business, including real estate, franchising, distribution, banking and retail. Mr. Roschman’s extensive experience as an investor and in managing and overseeing multiple businesses is valuable for evaluating strategic opportunities and qualifies him to serve as a director.

James C. Shay, age 51, is the Senior Vice President, Finance and Strategic Planning, and Chief Financial Officer for Great Plains Energy, Inc. (NYSE: GXP) and Kansas City Power & Light Company, a position he has held since July 2010. Previously, Mr. Shay served as Chief Financial Officer for Northern Power Systems from 2009 to 2010, Managing Director of Frontier Investment Bank from 2007 to 2009, Chief Financial Officer for Machine Laboratory, LLC (after its acquisition from BOA) from 2004 to 2006 and in various positions with BHA from 1992 until its acquisition of Machine Laboratory LLC in 2004. Mr. Shay is a Certified Public Accountant. Mr. Shay has served as a director of Ballantyne since May 2012. The Nominating and Corporate Governance Committee believes that Mr. Shay’s extensive background in finance and accounting as well as his executive experience qualify him to serve as a director.

CORPORATE GOVERNANCE

The Board of Directors operates pursuant to the provisions of the Company’s Certificate of Incorporation (as amended) and Bylaws (as amended) and has also adopted several corporate governance policies to address significant corporate governance issues. The Board of Directors has adopted the following governance documents:

•	Code of Ethics

•	Corporate Governance Principles including procedures for bringing concerns or complaints to the attention of the Board, any Committee or individual director

•	Audit Committee Charter

•	Nominating and Corporate Governance Committee Charter

•	Compensation Committee Charter

These corporate governance documents are available on the Company’s website at www.strong-world.com.

Board Leadership Structure and Role of the Board in Risk Oversight

The Chairman of our Board and the Chief Executive Officer are not the same person. Since 2001, our Board has separated these duties, operating under the belief that a Board comprised of a majority of independent directors should be chaired by an independent director. It is also our Board’s belief that separation of these roles is appropriate for Ballantyne so as to create a distinction between strategic and operational leadership of our business. That said, it has also been the Board’s belief that our Chief Executive Officer, as the central operational and hands-on decision maker and the officer charged with implementing and overseeing the policies set by the Board, should serve as a director. Accordingly, Mr. Cavey serves as a director, as did his predecessor.

One of the Board’s key functions is informed oversight of the Company’s risk management process. The Board does not have a standing risk management committee, but rather administers this oversight function directly through the Board as a whole, as well as through various Board standing committees that address risks inherent in their respective areas of oversight. In particular, the Board is responsible for monitoring and assessing strategic and operational risk exposure. The Audit Committee has the responsibility to consider and discuss major financial risk exposures and the steps management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The Audit Committee also provides oversight of the performance of the internal audit function. The Nominating and Corporate Governance Committee monitors the effectiveness of the Company’s corporate governance guidelines and the selection of prospective Board members and their qualifications. The Compensation Committee, in conjunction with the Audit Committee, assesses and monitors whether any of the Company’s compensation policies and programs have the potential to encourage excessive risk-taking. Typically, the entire Board meets with management and the applicable Board committees at least annually to evaluate and monitor respective areas of oversight. Both the Board as a whole and the various standing committees receive periodic reports from individuals responsible for risk management, as well as incidental reports as matters may arise. It is the responsibility of the committee chairs to report findings regarding material risk exposures to the Board as quickly as possible.

Board Independence

The Board of Directors is composed of a majority of independent directors as defined by the listing requirements of the NYSE MKT. The Board of Directors has determined that each of Messrs. Welsh, LeBaron, Freitag, Shay, Cerminara (except with respect to listing standards governing audit committee independence) and Dr. Plowman are all independent directors of the Company and each of Messrs. Gerber, Lanktree, Marino and Roschman are independent director nominees under the listing standards adopted by the NYSE MKT. It is the policy of the Board that the independent directors meet in executive session (i.e., without management present) at each regular Board Meeting as well as when they as a group deem such meeting appropriate or necessary. During 2014, the independent directors met four (4) times in person. The Chairman of the Board presides at the meeting of independent directors. All the independent directors attended at least seventy-five percent of the aggregate number of meetings held.

Communication to the Board

Stockholders wishing to communicate with the Board of Directors should address written correspondence to the Secretary of the Company who will present the communication to the Board.

Board Meeting Attendance

The Board of Directors held four (4) meetings in person during 2014. In addition, the Board of Directors held one (1) meeting via teleconference. Each current director attended at least seventy-five percent of the aggregate number of meetings held.

Board Attendance at Annual Meeting

All members of the Board of Directors are encouraged to attend the Annual Meeting. All directors serving at the time attended the 2014 Annual Meeting.

Stock Ownership Guidelines for Directors and Officers

The Company’s Corporate Governance Principles state that directors are expected to own the number of shares of common stock equal to the value of three times their annual retainer. New directors have three years in which to meet this expectation. The Compensation Committee annually reviews the status of this expectation. The Chief Executive Officer is expected to own shares equal to the value of 75% of his annual base salary. Other officers are expected to own shares in an amount indexed to that of the CEO based upon their respective base salaries. Officers have three years from the date of their appointment to satisfy this expectation. The Compensation Committee annually reviews the status of this expectation.

BOARD COMMITTEES

The Board has an Audit Committee, a Nominating and Corporate Governance Committee and a Compensation Committee. The current charters for each of the Committees are available on our website, www.strong-world.com. The members of the Board committees, as of the date of this Proxy Statement, are identified in the following table:

Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Samuel C. Freitag	X	X	X
James C. Shay	Chair		X
Marc E. LeBaron	X	Chair	X
William F. Welsh		X	Chair
Donde Plowman	X		X
D. Kyle Cerminara		X	X

Audit Committee

The Audit Committee of the Company’s Board of Directors consists of directors Shay (Chair), LeBaron, Freitag and Plowman who are independent directors, as defined by NYSE MKT listing requirements. The Audit Committee acts under a written charter adopted by the Board of Directors. All Audit Committee members are financially literate. The Board of Directors has determined that Mr. Shay is an “audit committee financial expert” as defined by Item 407(d)(5)(ii) of Regulation S-K under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Audit Committee assists the Board of Directors in fulfilling its responsibilities for oversight of the quality and integrity of the accounting, auditing and reporting practices of the Company, and performs such other duties as are directed by the Board. The Committee’s role includes a particular focus on the qualitative aspects of financial reporting to stockholders, and on the Company’s processes to manage business and financial risk, and for compliance with significant applicable legal, ethical and regulatory requirements. At least annually and generally on a quarterly basis, the Committee reviews and discusses matters separately with management of the Company and with the Company’s independent auditors.

The Committee is directly responsible for the appointment of the independent registered public accounting firm engaged to prepare and issue an audit report on the financial statements and internal controls of the Company and periodically reviews and evaluates their performance and independence from management. All audit and permitted non-audit services are pre-approved by the Committee. Any services not covered by prior pre-approval or services exceeding the pre-approved cost levels, must be approved in advance by the Committee. The Committee has delegated the responsibility of approving proposed non-audit services that arise between Committee meetings to the Chairman, provided that the decision to approve the services is presented for ratification at the next scheduled Committee meeting. During 2014, the Committee held 2 meetings in person. In addition, the Committee held three (3) meetings via teleconference. All Committee members attended at least seventy-five percent of the aggregate number of meetings held, with the exception of Mr. Freitag who was absent from two meetings due to illness.

Compensation Committee

The Compensation Committee of the Company’s Board of Directors consists of directors LeBaron (Chair), Welsh, and Freitag. All members of the Committee are independent as defined by the NYSE MKT listing requirements. The Compensation Committee acts under a written charter adopted by the Board of Directors. The Committee functions include, but are not limited to:

•	Determining the compensation of the Chief Executive Officer.

•	Overseeing all other executive officers’ compensation, including salary and payments under the Company’s incentive and stock plans.

•	Administering the Company’s stock compensation plans including approving all individual grants and awards under these plans.

•	Reviewing compensation for non-employee directors and recommending changes to the Board.

The Compensation Committee has engaged Compensation Strategies, Inc. as the Committee’s independent executive compensation consultant as needed. Compensation Strategies reports directly to the Committee and provides advice on the structure and amounts of executive and director compensation. In addition, they also assisted with the development of the 2010 Long-Term Incentive Plan.

The Committee held 2 meetings in person during 2014. In addition, the Committee held 2 meetings via teleconference. All Committee members attended at least seventy-five percent of the aggregate number of meetings held.

Nominating and Corporate Governance Committee

The members of the Nominating and Corporate Governance Committee are directors Welsh (Chair), LeBaron, Freitag, Plowman, Shay and Cerminara. All members of the Nominating and Corporate Governance Committee are independent as defined by the NYSE MKT listing requirements. The Nominating and Corporate Governance Committee acts under a written charter adopted by the Board of Directors. The functions of the Committee include, among other items, overseeing all aspects of the Company’s corporate governance functions including compliance with significant legal, ethical and regulatory requirements. The Nominating and Corporate Governance Committee also reports to, and assists, the Board of Directors in identifying individuals for membership to the Board and recommends to the Board the director nominees for the next Annual Meeting of Stockholders. The Nominating and Corporate Governance Committee held one (1) meeting in person during 2014. All Committee members attended at least seventy-five percent of the aggregate number of meetings held.

Director Nomination Process–For a discussion of the selection of the Company's director nominees contained in this proxy statement, see “Proposal 1–Election of Directors” regarding the Settlement Agreement. In the ordinary course, absent special circumstances or a material change in the criteria for Board membership, the Committee will re-nominate incumbent directors who continue to be qualified for Board service and are willing to continue as directors. If an incumbent director is not standing for re-election or if a vacancy occurs between annual stockholder meetings, the Committee will seek out potential candidates for Board appointment who meet the criteria for selection as a nominee and have the specific qualities or skills being sought. Director candidates will be selected based upon input from the members of the Board, senior management of the Company and, if the Committee deems appropriate, a third-party search firm.

Candidates will be chosen for their ability to represent all of the stockholders, and for their character, judgment, fairness and overall ability. As a group, they are expected to set the appropriate policy for the Company, and to bring to the Board of Directors broad experience in business matters and an insight and awareness of the appropriate and ever-changing role that corporations should have in society. Because the advice of those facing similar issues is of particular value, executive officers of other corporations are desirable candidates. Ballantyne does not have a set policy or process for considering “diversity”, however that term may be defined, in identifying nominees. However, Ballantyne’s corporate governance principles provide that the Nominating and Governance Committee shall strive to identify and recruit individuals whose diverse talents, experiences and backgrounds enhance the inclusive environment in which the Board currently functions. The Committee relies upon its judgment of the foregoing general criteria and the following personal criteria in selecting candidates for nomination to the Board of Directors:

•	Independence and absence of conflicts of interest
•	Honesty, integrity and accountability
•	Substantial business experience with a practical application to the Company’s needs
•	Willingness to ask tough questions in a constructive manner that adds to the decision making process of the Board
•	Demonstrated ability to think strategically and make decisions with a forward looking focus
•	Ability to assimilate relative information on a broad range of topics
•	Willingness to express independent thought
•	Team player
•	Willingness to make a strong commitment of time and attention to the Board’s processes and affairs
•	Ability to commit to Company stock ownership

The Nominating and Corporate Governance Committee will also consider proposals for nominees for director from stockholders which are made in writing to the Secretary of the Company and comply with Bylaw requirements. The recommendation must contain sufficient background information concerning the nominee to enable a proper judgment to be made as to his or her qualifications. Recommendations must also include a written statement from the candidate expressing a willingness to serve.

EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

The following is a list of the names and ages of the current executive officers of the Company, their business history and their term of office with the Company.

Name	Age	Position and Principal Occupation	Officer Since
Gary L. Cavey	66	Director, President and CEO of the Company since November 2010. From 2009 to 2010 served as COO of Midland Radio Corporation. From 1999 until 2008, served as President/CEO and Chairman of MAC Equipment, Inc.	2010
Nathan D. Legband	35	Vice President, CFO, and Treasurer since September 2014. From June 2012 to September 2014 he served as Corporate Controller for the Company. From 2008 to 2012 he worked for West Corporation holding a number of finance department positions including Director of Accounting/Controller for the West Asset Management segment and Senior Director of Accounting and Financial Analysis for the Communication Services segment. From 2003 to 2008 he served in a number of roles including Audit Manager for Deloitte & Touche LLP.	2014
Christopher D. Stark	54	Senior Vice President and COO since May 2010. From 2009 to 2010 he served as Vice President and COO, and was Vice President of Operations from 2007 to 2009. Served as General Manager for Nobbies, Inc. from September 1999 to April 2007.	2007
Ray F. Boegner	65	Senior Vice President; previously Senior Vice President of Sales; Vice President of Sales prior to November 1996; joined Company in 1985.	1997
David G. Anderson	60	Senior Vice President, General Counsel and Secretary since January 2014. From November 2012 to January 2014 he served as Vice President, General Counsel and Secretary. From 1985 to 2012, Mr. Anderson was a shareholder in an Omaha, Nebraska law firm.	2012

Compensation Discussion and Analysis

Compensation Philosophy

Decisions with respect to executive compensation are made by the Compensation Committee on an individual basis based upon a number of factors, including, but not limited to, the provisions of any existing employment contract with an executive officer, evaluation of the executive officer’s performance, the level of responsibility associated with the executive officer’s office, recruitment requirements and the performance of the Company. The Compensation Committee periodically utilizes Compensation Strategies, Inc. as its independent executive compensation consultant. Compensation Strategies reports directly to the Committee and provides advice from time to time to the Committee on the structure and amounts of executive and director compensation. Compensation Strategies provides no other services to the Company.

Compensation of the executive officers of the Company has historically been structured to motivate, reward and retain the executive officers consistent with the needs of the Company from time to time. The major elements of the executive officers’ compensation are base salary, short-term incentives in the forms of cash, restricted and unrestricted stock, and long-term incentives in the forms of stock options, restricted stock and units, stock appreciation rights and performance shares and units.

The overall goal of the Company’s compensation policy is to maximize stockholder value by attracting, retaining and motivating the executive officers that are critical to its long-term success. To that end, the Board of Directors adopted, and the stockholders approved, the Ballantyne Strong, Inc. 2010 Long-Term Incentive Plan. The Board of Directors believes that the 2010 Plan is essential to recruit, motivate and retain a high caliber management team and is expected to advance the long-term success of the Company by rewarding executive officers and key employees for the achievement of certain performance goals designed to increase stockholder value over a multi-year period.

Compensation Recoupment Policy

The Board has adopted as part of its Corporate Governance Principles a policy on recoupment of executive compensation. If the Board learns of any misconduct by an officer that damages the Company’s operation, reputation, or standing, or that causes the Company to have to restate its financial statements, the Board may among other actions, and to the extent permitted by governing law, require the surrender, forfeiture and cancellation of all restricted stock awards, options or other non-cash compensation previously granted to the officer. The Board may also require reimbursement of any performance-based cash compensation received by the officer and which award was influenced by the misconduct in question.

Say on Pay Vote

The Company conducted its first advisory vote on executive compensation in May 2011. The resolution passed with 96% of the vote. The Company’s stockholders cast their votes in favor of an annual say-on-pay vote as noted below:

% of Votes in Favor of Annual Say-On-Pay
May 2011	89%
May 2012	98%
May 2013	97%
May 2014	97%

The Board of Directors and the Compensation Committee considered these results in determining compensation policies and decisions for the remainder of 2014 and for 2015. The Board and the Committee also determined to hold annual say-on-pay votes and, based on the significant level of stockholder support, to continue the current compensation objectives, strategies, processes and practices described below.

Base Salary

The base salaries of executive officers have historically reflected, and will continue to reflect their individual contribution to the Company. Base salaries have historically been reviewed annually and may be changed based on the individual’s performance or a change in competitive pay levels in the marketplace.

The Compensation Committee reviews and establishes the base salary of the Chief Executive Officer based on independent competitive data, his leadership in establishing performance standards in the conduct of the Company’s business, and its expectation as to his future contributions in directing the long-term success of the Company and its business.

Cash and Restricted Stock Bonuses

The Committee believes that the annual bonus of key employees, including executive officers, should be based on optimizing profits and prudent management of the capital employed in the business. Annual incentive compensation is determined and paid pursuant to the Company’s Short-Term Incentive Plan (“STI Plan”). The STI Plan is an annual incentive program that provides the executive officers and key management bonuses if the Company achieves certain goals. The STI Plan provides for a bonus payout in the form of cash, restricted and unrestricted stock or some combination thereof based on certain criteria. For the 2014 STI Plan, the Compensation Committee established certain target award percentages of base salary to determine the target award for the named executive officers and certain key employees. The target award for Mr. Cavey was set at 60% of his base salary while the target awards for the remaining named executive officers were within a range of 35% to 40% of their base salaries.

The Compensation Committee set three universal tactical goals that comprised 100% of the entire target award that applied to each of the participants of the STI Plan. The first universal goal was that fiscal year 2014 earnings before interest, taxes, depreciation and foreign exchange (EBITDA&FX) exceeds certain thresholds as set forth in the Plan. The EBITDA&FX goal excluded revenue and costs associated with acquisitions and represented 50% of the target award. The second universal goal was Convergent Media Systems fiscal year 2014 gross margin exceeding certain thresholds as set forth in the Plan. This goal represented 30% of the target award. The final universal tactical goal was fiscal year 2014 organic growth exceeding certain thresholds set forth in the Plan. This goal represented 20% of the target award.

The Committee deemed all the goals described above to be effective in focusing management on continued profitability and revenue growth as the Company continues the transition from being a film projector manufacturing company to one based on providing end-to-end technology solutions.

In 2014, none of the universal tactical goals were achieved and therefore no payouts were made for this timeframe.

Stock Plans

During 2005, the Committee adopted, and the stockholders subsequently approved, the 2005 Restricted Stock Plan. The Committee believed the Plan provided a mechanism to align executive and stockholder interests and assists the Company in attracting and retaining key executives. In January 2012, 28,210 shares of common stock were granted to key employees under the Plan as partial payment for goals met under the STI Plan for fiscal 2011. In March 2013, 41,000 shares of common stock were granted to executives and key employees. The shares granted to executives are reflected in the Summary Compensation Table. The Plan expired in September of 2013. The Compensation Committee and Board of Directors elected not to renew the Plan and will rely on the 2010 Long-Term Incentive Plan to incent and reward Company executives and key employees.

2010 Long-Term Incentive Plan

The long-term incentive component is designed to incent and reward the achievement of longer-term strategic objectives and align the financial interests of the Company’s executive officers with those of the Company’s stockholders. The 2010 Plan is administered by the Compensation Committee. The 2010 Plan provides the Committee with the flexibility to design compensatory awards that are responsive to the Company’s needs. Subject to the terms of the 2010 Plan, the Committee has the discretion to determine the terms of each award, including which award, if any, may be subject to vesting upon a “change in control” of the Company, as such term is defined in the 2010 Plan. In general, all awards under the 2010 Plan to Company executive officers and other key employees will be made by the Committee. However, the Committee may delegate to one or more officers of the Company the day-to-day administration of the Plan. Awards under the 2010 Plan may be in the form of stock options, stock appreciation rights, restricted shares, restricted units, performance shares or performance units. The Company expects that executive officers and key employees may receive awards from time to time under the 2010 Plan. The benefits or awards that may be received by or allocated to participants will be determined at the discretion of the Committee based on the development of a series of long-term strategic goals that the Board of Directors believes will significantly enhance stockholder value if achieved. The maximum number of shares as to which stock awards may be granted under the 2010 Plan is 1,600,000 shares; 600,000 shares as approved by the stockholders in May 2010 along with an additional 1,000,000 shares which were approved by the stockholders in May 2014. These shares are subject to adjustments by the Committee for stock splits, stock dividends, recapitalizations, acquisitions and other similar transactions or events.

131,500 options (initial grant of 161,500 less 30,000 forfeited), 59,000 RSAs (initial grant of 65,000 less 6,000 forfeited), 100,000 RSUs, and 488,667 PRUs (603,667 granted with 115,000 forfeited) have been awarded to executive officers under the Plan, the details of which are reflected in the Summary Compensation Table. An additional 140,000 RSUs were granted to other key personnel. As of December 31, 2014, a total of 1,169,500 shares remain available for issuance pursuant to this Plan which will terminate on May 19, 2020.

Performance Units. Each PRU has a value of $1.00 and represents a right to receive a cash payment at a specified time in the future if certain performance objectives have been met during the specified performance periods leading up to the payout of the PRU. PRUs are, therefore, designed to reward achievement of specific performance objectives over these periods. In addition to requiring satisfaction of the applicable threshold performance levels, PRUs are only payable if the recipient remains employed with the Company until payout occurs after the end of the performance periods.

Restricted Stock Awards. RSAs represent a right to receive ownership of a certain number of shares of the Company’s common stock at a specified time in the future, but are not conditioned upon achieving any specific performance objectives, and are only issuable if the recipient remains employed by the Company at the end of the vesting period leading up to the issuance of the RSAs. RSAs are designed primarily to encourage retention of executive officers and key employees.

Restricted Stock Units.  RSUs represents a right to receive a specific number of units at the end of the specified period. Each recipient of RSUs shall have no rights as a stockholder with respect to the participant's RSUs. Payments under a RSUs award shall be made in either cash, shares of stock or some combination thereof, as specified in the applicable award agreement.

Nonqualified Stock Options. Nonqualified stock options represent an option to purchase shares of the Company’s common stock at an option price equal to the closing price on the New York Stock Exchange of the Company’s common stock on the grant date. The stock options are designed to motivate executives to increase stockholder value as the stock options will only have value if our stockholders also benefit from increasing stock prices.

In August 2014, the Committee granted 100,000 RSUs to provide additional compensation to certain executives. The Committee considered the RSUs a retention incentive as the Company continues to move through the transitional nature of the business.

The RSUs awarded will vest on the fourth anniversary of the grant date but shall vest earlier if the following yearly performance hurdles based on stock performance are met.

●

25% of the award will vest on the first anniversary of the grant date if, during any 10 day trading period commencing on the grant date and ending on December 31, 2014, the Company (“BTN”) closing stock price on the New York Stock Exchange (“NYSE”) averages at least $4.00.

●

An additional 25% of the award will vest on the second anniversary of the grant date if, during any 10 day trading period in 2015, BTN closing stock price on the NYSE averages at least $4.40, which is 10% greater than the original 2014 target stock price.

●

An additional 25% of the award will vest on the third anniversary of the grant date if, during any 10 day trading period in 2016, BTN closing stock price on the NYSE averages at least $4.84, which is 10% greater than the original 2015 target stock price.

●

If in any year the performance hurdle is not met, the RSUs subject to vesting in that year (as well as RSUs subject to vesting in any previous year in which the performance hurdle was not met) will carry forward to the following year and will vest, along with the RSUs subject for vesting for that year, in the event the target stock price performance hurdle for the current year is met.

RSUs will be settled in shares of Company common stock on a one-for-one basis as soon as practical following the fourth anniversary date of the grant or the anniversary of the grant date in the event yearly target stock price performance hurdle is achieved. The first hurdle calling for an average stock trading price over a 10 day period of at least $4.00 was achieved for the period ended December 31, 2014 and therefore 25% of the award will vest on the first anniversary of the grant date, August 21, 2015.

In January 2012, and February 2013, the Committee decided to grant a combination of performance units (“PRUs”), restricted stock awards (“RSAs”) and nonqualified stock options awards to provide the Company’s executive officers with long-term incentive compensation. The PRUs, RSAs and stock options were granted pursuant to the Company’s 2010 Plan which was approved by the stockholders at the Company’s annual stockholder meeting in May 2010. The Committee included stock options in order to enhance the long-term incentive plan’s perceived value and to reduce pressure on goal-setting for the PRUs which can be difficult given the transitional nature of the Company’s business. The Committee believes that the mix of RSAs, PRUs and stock options will continue to promote sustained long-term performance, goal alignment and retention.

The PRUs have a three-year vesting period for Mr. Cavey, Ms. Carstens, Mr. Stark and Mr. Boegner and two-year vesting period for Mr. Anderson. The RSAs and stock options have four-year vesting periods for Mr. Cavey, Ms. Carstens, Mr. Stark and Mr. Boegner and a three-year vesting period for Mr. Anderson. The PRUs awarded during fiscal 2012 and 2013 will not become payable until after December 31, 2015, but not later than March 15, 2016. The Company will pay a cash lump sum for the PRUs which have been earned. As of January 11, 2015, the total number of PRUs originally granted to Mr. Cavey, Mr. Stark and Mr. Boegner have vested at a payout of 76% of target. With the departure of Ms. Carstens prior to the final vesting period, any PRUs previously vested have been forfeited. As of February 13, 2015, the total number of PRUs granted to Mr. Anderson in 2013 have vested at a payout of 52% of target. See Summary Compensation Table. The Committee also felt that a three-year period was commonly used by similar companies. The RSAs originally awarded during fiscal 2012 to Mr. Cavey, Ms. Carstens, Mr. Stark and Mr. Boegner vest ratably over a four-year period commencing on January 11, 2013, and the RSAs awarded to Mr. Anderson during fiscal 2013 vest ratably over a three-year period commencing February 13, 2014, provided that the executive officer continues her or his employment with the Company during the vesting period. Nonqualified stock options originally granted in 2012 to Mr. Cavey, Ms. Carstens, Mr. Stark and Mr. Boegner vest ratably over a four-year period commencing January 11, 2013 and the nonqualified stock options granted to Mr. Anderson in 2013 vest ratably over a three-year period commencing February 13, 2015, provided that the executive officer continues her or his employment with the Company during the vesting period, and expire 10 years after the grant date. The Committee intends that annual grants of long-term incentive awards will provide constant motivation and alignment of executive and stockholder interests extending into the future and will support executive retention.

PRU Awards. For the previously discussed reasons, the Committee determined that a part of the long-term incentive award granted to each executive officer would consist of PRUs. Each PRU awarded in fiscal 2012 is comprised of three performance periods running through the end of fiscal 2014 and for the PRUs granted to Mr. Anderson in 2013, two performance periods running through the end of fiscal 2014. The Committee determined to choose performance measures on an annual basis for each of the 2012, 2013 and 2014 performance periods. For the 2012 performance period, the Committee chose revenue and net income as the performance measures to be used to determine PRU payouts for that performance period. For the 2013 performance period, the Committee chose completing acquisitions and net income as the performance measures to be used to determine PRU payouts for that performance period. For 2014 performance period, the Committee chose acquisitions and revenue as the performance measures to be used to determine PRU payouts for that performance period. The Compensation Committee awarded PRUs for 2012 with a threshold payout of 50% of the target number and a maximum payout of 150% of the target number and for 2013 with a threshold payout of 100% of the target number and a maximum of 150%. In 2014, the Compensation Committee awarded PRUs for acquisitions with a threshold of 50% of the target number and a maximum of 150% and for revenue with a threshold of 80% of the target up to a maximum of 150%.

For 2014, the Committee chose to correlate PRU payouts to acquisitions and revenue because it determined that there was a connection between these performance measures and stockholder value. Additionally, these performance measures could be easily quantified and calculated for the purposes of determining whether the Company had met the necessary performance requirements. The Committee assigned an equal weighting of 50% to acquisitions and to revenue. The purposes of determining PRU payouts was to focus management and drive revenue growth. Although the Committee feels that acquisitions and revenue reasonably approximate the connection between executive performance and stockholder value, the Committee has the authority to make subsequent PRU awards according to different performance measures.

For the purpose of calculating revenue, any revenues associated with acquisitions made by the Company are excluded in the fiscal year of the acquisition, but will be fully included during every year thereafter.

The Committee established the following performance measures for acquisitions (revenues of acquired companies for the preceding 12 months prior to acquisition) and revenue (2014 revenue excluding revenue associated with current fiscal year acquisitions) for the PRUs awarded in fiscal 2014:

Acquisitions		Revenue

Threshold – 50%	$10M	Threshold – 80%	$106.7M

Target – 100%	$20M	Target – 100%	$118.5M

Maximum – 150%	$40M	Maximum – 150%	$183.7M

The Committee attempted to establish threshold and maximum performance levels that would reward the executive officers for exceptional performance. A partial PRU is earned if the Company achieved at least threshold performance for one of the performance factors even if the Company did not achieve threshold performance for the other performance factor.

The 2014 PRUs were earned by determining the actual performance measured against the performance goals for each performance measure. At the target level for both performance measures each PRU is paid at $1.00, and payments increase to $1.50 if the maximum level is achieved for both performance measures. At the threshold level for acquisitions each PRU is paid at $0.50 and for revenue paid at $0.80. Payout factors are interpolated on a linear basis when actual performance results fall between the threshold, target and maximum levels. For 2014, no PRUs were earned as the thresholds determined for both acquisitions and revenue were not met.

In the event of a change in control of the Company while the executive officer is employed by the Company and on or before December 31, 2015, the executive officer is entitled to receive cash payment for PRUs which is equal to the sum of:

(i)     the amount of the PRU, if any, that has been earned, based on the attainment of the applicable performance objectives set by the Committee, during such of the 2012, 2013, and 2014 performance periods which have been completed on or prior to the date of the Change in Control; plus

(ii)     the amount of the PRU that could have been earned, based on the deemed attainment of performance targets set by the Committee and actual performance through the date of the Change in Control (as determined by the Committee) for the performance period in which such Change in Control occurs and any performance periods that had not yet commenced by the date of the Change in Control.

The amounts of PRUs so determined vest as of December 31, 2015, provided that executive officer has been continuously employed by the Company (or its successor) through such date.

Restricted Stock Awards. For the previously discussed reasons, the Committee determined that each executive officer’s long-term incentive award should consist of RSAs. The RSAs awarded in fiscal 2012 to Mr. Cavey, Ms. Carstens, Mr. Stark and Mr. Boegner vest ratably (one-fourth each year) on January 11th of the next four calendar years following the grant date. The RSAs granted to Mr. Anderson in 2013 vest ratably (one-third each year) on February 13th of the next three years following the grant date. The RSA awards are contingent upon the named executive officer’s continued employment with the Company during the vesting period.

Non-qualified Stock Options. For the previously discussed reasons, the Committee determined that each executive officer’s long-term incentive award should consist of nonqualified stock options. The nonqualified stock options awarded in fiscal 2012 to Mr. Cavey, Ms. Carstens, Mr. Stark and Mr. Boegner have an option price of $4.70 (which is equal to the closing price on the New York Stock Exchange of the Company’s common stock on the grant date of January 11, 2012) and vest ratably (one-fourth each year) on January 11th of the next four calendar years following the grant date. The non-qualified stock options awarded to Mr. Anderson in 2013 have an option price of $3.55 (which is equal to the closing price of the Company’s common stock on the New York Stock Exchange on the grant date of February 13, 2013) and vest ratably (one-third each year) on February 13th of the next three calendar years following the grant date. Vesting is contingent upon the executive officer’s continued employment with the Company during the vesting period. No stock option may be exercised more than 10 years from the date of grant. All stock options granted in fiscal 2012 and 2013 fully vest upon a change in control of the Company.

401(k) Retirement Plan

The Company has adopted a Retirement and Savings 401(k) Plan (the “Plan”), which is a combination savings and profit sharing plan designed to qualify under Section 401 of the United States Internal Revenue Code of 1986, as amended (the “Code”), including the provisions of Section 401(k). In 2014, all employees of Ballantyne who were at least eighteen years old were eligible to participate in the Plan on the first of the month following thirty (30) days from the date of hire. Each participant may defer up to 100% of their compensation. The Company may make a discretionary matching contribution equal to a uniform percentage of salary. Each year the Company will determine the amount of the discretionary percentage. In 2014 the Company matched 50% of the amount deferred up to 6% of their contribution. All contributions to the Plan are non-forfeitable. For 2014, no participant could contribute more than $17,500 to the Plan and receive a deduction for federal income tax purposes while certain participants age 50 or older could contribute up to $23,000. Benefits may be distributed to participants or their beneficiaries, as the case may be, in the event of a participant’s death, retirement or other termination of service, or, if the participant so requests, on reaching age 59½. Participants may be eligible to withdraw benefits in case of hardship.

Contributions to the Plan made by the Company on behalf of the named executive officers of the Company are included in the Summary Compensation Table.

Other Employee Benefits

The Company also provides its executives with certain benefits which are generally available to all employees of the Company, such as excess life and disability insurance. These benefits for the named executive officers of the Company are included in the Summary Compensation Table.

Employment Contracts

During fiscal 2014, the Company had written employment agreements with each of Mr. Cavey, Ms. Carstens, Mr. Boegner, Mr. Stark and Mr. Anderson. Ms. Carstens retired from the Company effective September 2, 2014 and the Company has no further obligations associated with this agreement. The material provisions of each of the remaining agreements are discussed below.

Mr. Cavey’s agreement provides for a base salary, which is subject to annual review and adjustment based upon his performance. He is eligible for performance-based compensation in the form of an annual bonus under the Company’s Short-Term Incentive Plan and is eligible to participate in Ballantyne’s 2010 Long-Term Incentive Plan. He is eligible to participate in and/or receive other benefits provided to other employees of the Company. He was also granted 50,000 non-qualified stock options, the details of which are reflected in the Summary Compensation Table. The agreement obligates Mr. Cavey to acquire and maintain holdings of Ballantyne’s common stock equivalent to at least 75% of his base salary within three years of his hiring, which is consistent with the Company’s stock ownership requirements set forth in the Company’s Corporate Governance Principles. In the event his employment is terminated by Ballantyne without good cause or by Mr. Cavey for good reason, as these terms are defined in the agreement, then he will receive his base salary for nine months after the date his employment is terminated. In addition, Ballantyne will pay for or reimburse Mr. Cavey for the cost of health insurance during this same period. The agreement with Mr. Cavey provides that in the event of a change-in-control (as defined in the agreement) the agreement will continue in effect and any termination of the agreement will be treated as being without cause, entitling Mr. Cavey to the severance benefit discussed above. Assuming a termination date of December 31, 2014, as required by SEC rules, the approximate value of the severance benefits would have been $316,223 for Mr. Cavey. In addition, the terms of the stock options, RSAs, RSUs, and PRUs granted to Mr. Cavey all provide for accelerated vesting in the event of a change-in-control. Assuming that a change-in-control occurred at December 31, 2014, as required by SEC rules, the approximate value of the vesting stock options would have been zero as the exercise price to be paid by Mr. Cavey exceeded the Company’s stock price at December 31, 2014.

Mr. Boegner’s employment agreement with the Company provides for a base salary. He is eligible for performance-based compensation in the form of an annual bonus under the Company’s Short-Term Incentive Plan and is eligible to participate in the 2010 Long-Term Incentive Plan. The agreement requires Mr. Boegner to acquire and maintain holdings of Ballantyne’s Common Stock in accordance with the Company’s stock ownership requirement as set forth in the Company’s Corporate Governance Principles. In the event that his employment is terminated by Ballantyne without good cause or by Mr. Boegner for good reason, as these terms are defined in the agreement, then he will receive his base salary for period equal to three (3) weeks for each year that he has been employed by the Company. In addition, Ballantyne will pay for or reimburse Mr. Boegner for the cost of health insurance during this same period. He is eligible to participate in and/or receive other benefits provided to other employees of the Company including an automobile allowance. Assuming a termination date of December 31, 2014, as required by SEC rules, the approximate value of the severance benefits would have been $380,226 for Mr. Boegner. In addition, the terms of the stock options, RSAs and PRUs granted to Mr. Boegner all provide for accelerated vesting in the event of a change-in-control. Assuming that a change-in-control occurred at December 31, 2014, as required by SEC rules, the approximate value of the vesting stock options would have been zero as the exercise price to be paid by Mr. Boegner exceeded the Company’s stock price at December 31, 2014.

Mr. Stark’s employment agreement with the Company provides for a base salary. He is eligible for performance-based compensation in the form of an annual bonus under the Company’s Short-Term Incentive Plan and is eligible to participate in the 2010 Long-Term Incentive Plan. The agreement requires Mr. Stark to acquire and maintain holdings of Ballantyne’s Common Stock in accordance with the Company’s stock ownership requirements set forth in the Company’s Corporate Governance Principles. In the event that his employment is terminated by Ballantyne without good cause or by Mr. Stark with good reason, as these terms are defined in the agreement, then he will receive his base salary for a period of six (6) months after the date his employment is terminated. In addition, Ballantyne will pay for or reimburse Mr. Stark for the cost of health insurance during this same period. He is eligible to participate in and/or receive other benefits provided to other employees of the Company. The agreement with Mr. Stark provides that in the event of a change-in-control (as defined in the agreement) the agreement will continue in effect and any termination of the agreement will be treated as being without cause, entitling Mr. Stark to the severance benefits discussed above. Assuming a termination date of December 31, 2014, as required by SEC rules, the approximate value of the severance benefits would have been $125,152 for Mr. Stark. In addition, the terms of the stock options, RSAs, RSUs, and PRUs granted to Mr. Stark all provide for accelerated vesting in the event of a change-in-control. Assuming that a change-in-control occurred at December 31, 2014, as required by SEC rules, the approximate value of the vesting stock options would have been zero as the exercise price to be paid by Mr. Stark exceeded the Company’s stock price at December 31, 2014.

Mr. Anderson’s employment agreement with the Company provides for a base salary. He is eligible for performance-based compensation in the form of an annual bonus under the Company’s Short-Term Incentive Plan and is eligible to participate in the 2010 Long-Term Incentive Plan. The agreement requires Mr. Anderson to acquire and maintain holdings of Ballantyne’s Common Stock in accordance with the Company’s stock ownership requirements set forth in the Company’s Corporate Governance Principles. In the event that his employment is terminated by Ballantyne without good cause or by Mr. Anderson with good reason, as these terms are defined in the agreement, then he will receive his base salary for a period of six (6) months after the date his employment is terminated. In addition, Ballantyne will pay for or reimburse Mr. Anderson for the cost of health insurance during this same period. He is eligible to participate in and/or receive other benefits provided to other employees of the Company. The agreement with Mr. Anderson provides that in the event of a change-in-control (as defined in the agreement) the agreement will continue in effect and any termination of the agreement will be treated as being without cause, entitling Mr. Anderson to the severance benefits discussed above. Assuming a termination date of December 31, 2014, as required by SEC rules, the approximate value of the severance benefits would have been $112,686 for Mr. Anderson. In addition, the terms of the stock options, RSAs, RSUs, and PRUs granted to Mr. Anderson all provide for accelerated vesting in the event of a change-in-control. Assuming that a change-in-control occurred at December 31, 2014, as required by SEC rules, the approximate value of the vesting stock options would be $8,850.

Mr. Legband is entitled to severance and other benefits such as accrued vacation pursuant to the Company’s then-existing severance policy. Assuming a termination date of December 31, 2014, as required by the SEC rules and assuming applicability of the Company’s then-existing severance policy, the approximate value of the severance benefits would have been $81,195 for Mr. Legband. In addition, the terms of the RSUs granted to Mr. Legband provide for accelerated vesting in the event of a change-in-control.

Compensation Risk Assessment

The Company has evaluated its compensation policies and practices as they relate to risk management and risk taking incentives. Based upon this evaluation we have concluded that the risks arising from the Company’s relatively modest and uncomplicated compensation structure are not reasonably likely to have a material adverse effect on the business.

Compensation Committee Interlocks and Insider Participation

During 2014 there were no compensation committee interlocks and no insider participation in compensation decisions that were required to be reported under the rules and regulations of the Exchange Act.

Compensation Committee Report

The Compensation Committee oversees the Company’s compensation program on behalf of the Board. In fulfilling its oversight responsibilities, the Compensation Committee reviewed and discussed with management the Compensation Discussion and Analysis set forth in this Proxy Statement and based on such review and discussion, has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Marc E. LeBaron, Chair

William F. Welsh, II

Samuel C. Freitag

Executive Compensation

The following table sets forth information regarding all forms of compensation earned by the Company’s Named Executive Officers during the last three fiscal years. Each Named Executive Officer, with the exception of Ms. Carstens, was employed by the Company during all of fiscal 2014. Ms. Carstens retired from the Company on September 2, 2014. Mr. Legband was promoted from Corporate Controller to Vice President, Treasurer and Chief Financial Officer for the Company.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock award(s) ($)(5)	Option Awards ($)	Non-Equity Incentive Plan Comp. ($)(4)	Change in Pension Value & Nonqualified Def. Comp. Earnings ($)	All Other Compensation ($)(21)	Total ($)
Gary L. Cavey	2014	370,000	—	150,000(6)	—	—	—	45,064	565,064
President and Chief	2013	340,000	—	36,800(7)	—	225,729	—	11,083	613,612
Executive Officer	2012	340,000	—	94,000(8)	136,676	225,495	—	12,385	808,556
Nathan D. Legband (3)	2014	129,529	—	75,000(11)	—	—	—	10,801	215,330
Vice President, Treasurer and Chief Financial Officer
Christopher D. Stark	2014	208,627	—	75,000(12)	—	—	—	28,751	312,378
Senior Vice President and	2013	202,550	—	28,800(13)	—	109,380	—	15,213	355,943
Chief Operating Officer	2012	202,550	—	56,400(14)	83,679	118,044	—	19,606	480,279
Ray F. Boegner	2014	213,210	—	75,000(15)	—	—	—	41,631	329,841
Senior Vice President	2013	213,210	—	28,800(16)	—	113,024	—	38,337	393,371
	2012	213,210	—	56,400(17)	83,679	116,178	—	39,075	508,542
David G. Anderson (1)	2014	180,000	—	75,000(18)	—	—	—	21,626	276,626
Senior Vice President, General Counsel and Secretary	2013	160,000	—	28,800(19)	41,513	94,838	—	6,650	331,801
Mary A. Carstens(2)	2014	152,288	—	—	—	(87,305)(19)	—	34,561	99,545
Senior Vice President,	2013	207,000	—	28,800(9)	—	110,901	—	8,532	355,233
Treasurer and Chief Financial Officer	2012	207,000	—	56,400(10)	83,679	119,601	—	6,771	473,451

(1)	Mr. Anderson was hired in November of 2012 and his total compensation for that fiscal year did not exceed $100,000.

(2)	Ms. Carstens retired from the Company in September 2014.

(3)	Mr. Legband was promoted from Corporate Controller to Vice President, Treasurer and Chief Financial Officer in September 2014.

(4)	These amounts represent annual cash incentive awards received under the Company’s Short-Term Incentive Plan and performance units granted under our 2010 Long-Term Incentive Plan.

(5)

The amounts in this column represent the aggregate grant date fair value calculated in accordance with the Financial Accounting Standards Board ASC Topic 718. For additional information relating to the assumptions made in valuing and expensing these awards refer to the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, as filed with the SEC.

(6)

Consists of the grant date fair value of the August 21, 2014 grant of 40,000 restricted stock units in accordance with the 2010 Restricted Stock Plan which vests on the fourth anniversary of the grant date but shall vest earlier if yearly performance hurdles based on stock performance are met.

(7)	Consists of the grant date fair value of the March 15, 2013 grant of 9,200 in shares of restricted stock in accordance with the 2005 Restricted Stock Plan which vests over a three (3) year period.

(8)	Consists of the fair value for the January 11, 2012 grant of 20,000 shares of restricted stock in accordance with the 2010 Long-Term Incentive Plan which vests over a four (4) year period.

(9)	Consists of the grant date fair value for the March 15, 2013 grant of 7,200 shares of restricted stock in accordance with the 2005 Restricted Stock Plan which vests over a three (3) year period.

(10)	Consists of the fair value for the January 11, 2012 grant of 12,000 shares of restricted stock in accordance with the 2010 Long-Term Incentive Plan which vests over a four (4) year period.

(11)

Consists of the grant date fair value of the August 21, 2014 grant of 20,000 restricted stock units in accordance with the 2010 Restricted Stock Plan which vests on the fourth anniversary of the grant date but shall vest earlier if yearly performance hurdles based on stock performance are met.

(12)

Consists of the grant date fair value of the August 21, 2014 grant of 20,000 restricted stock units in accordance with the 2010 Restricted Stock Plan which vests on the fourth anniversary of the grant date but shall vest earlier if yearly performance hurdles based on stock performance are met.

(13)	Consists of the grant date fair value for the March 15, 2013 grant of 7,200 shares of restricted stock in accordance with the 2005 Restricted Stock Plan which vests over a three (3) year period.

(14)	Consists of the fair value for the January 11, 2012 grant of 12,000 shares of restricted stock in accordance with the 2010 Long-Term Incentive Plan which vests over a four (4) year period.

(15)

Consists of the grant date fair value of the August 21, 2014 grant of 20,000 restricted stock units in accordance with the 2010 Restricted Stock Plan which vests on the fourth anniversary of the grant date but shall vest earlier if yearly performance hurdles based on stock performance are met.

(16)	Consists of the grant date fair value for the March 15, 2013 grant of 7,200 shares of restricted stock in accordance with the 2005 Restricted Stock Plan which vests over a three (3) year period.

(17)	Consists of the fair value for the January 11, 2012 grant of 12,000 shares of restricted stock in accordance with the 2010 Long-Term Incentive Plan which vests over a four (4) year period.

(18)

Consists of the grant date fair value of the August 21, 2014 grant of 20,000 restricted stock units in accordance with the 2010 Restricted Stock Plan which vests on the fourth anniversary of the grant date but shall vest earlier if yearly performance hurdles based on stock performance are met.

(19)

Consists of the fair value for the February 13, 2013 grant of 9,000 of restricted stock in accordance with the 2010 Long-Term Incentive Plan which vests over a three (3) year period and the fair value for the March 15, 2013 grant of 7,200 shares of restricted stock in accordance with the 2005 Restricted Stock Plan which vests over a three (3) year period.

(20)

Consists of the forfeited performance units reported in 2012 and 2013 granted under our 2010 Long-Term Incentive Plan that have been reversed per FASB 123R due to Ms. Carstens resignation on September 2, 2014.

(21)

The Company provides its executives with certain employee benefits. These benefits include excess life and disability insurance, certain auto expenses, and contributions made by the Company under the Ballantyne Retirement and Savings Plan described herein and are identified and quantified for 2014 below:

	Mr. Cavey	Mr. Legband	Mr. Boegner	Mr. Stark	Mr. Anderson	Ms. Carstens
Auto Expenses	—	—	11,538	—	—	—
Accrued Vacation Pay-out	30,406	6,368	16,401	21,063	13,846	27,448
Employer match on Retirement and Savings Plan	7,800	4,068	6,834	6,445	5,461	5,417
Excess life and disability insurance	6,858	366	6,858	1,242	2,318	1,697

Total All Other Compensation	$45,064	$10,801	$41,631	$28,751	$21,626	$34,561

The following table sets forth information concerning each grant of an award made to the Company’s Named Executive Officers during the last completed fiscal year.

Grants of Plan-Based Awards for Fiscal 2014

	Grant	Estimated Future Payouts Under Non-Equity Incentive Plan Awards ($)(1)(2)			Estimated Future Payouts Under Equity Incentive Plan Awards (# of shares)			All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards
Name	Date	Threshold	Target	Maximum	Threshold	Target	Maximum	(#)(3)	(#)	($/share)	($)(4)
Gary L. Cavey	1/29/2014 (1)	155,400	222,000	333,000	-	-	-	-	-	-	-
	1/11/2012(2)	39,433	60,666	90,999	-	-	-	-	-	-	-
	8/21/2014 (3)	-	-	-	-	-	-	40,000	-	-	150,000
Nathan D. Legband	1/29/2014 (1)	36,750	52,500	78,750	-	-	-	-	-	-	-
	8/21/2014 (3)	-	-	-	-	-	-	20,000	-	-	75,000
Christopher D. Stark	1/29/2014 (1)	58,416	83,451	125,176	-	-	-	-	-	-	-
	1/11/2012(2)	24,916	38,333	57,500	-	-	-	-	-	-	-
	8/21/2014 (3)	-	-	-	-	-	-	20,000	-	-	75,000
Ray F. Boegner	1/29/2014 (1)	68,654	74,624	106,338	-	-	-	20,000	-	-	75,000
	1/11/2012(2)	24,916	38,333	57,500	-	-	-	-	-	-	-
David G. Anderson	1/29/2014 (1)	51,520	56,000	79,800	-	-	-	-	-	-	-
	1/11/2012(2)	24,916	38,333	57,500	-	-	-	-	-	-	-
	8/21/2014 (3)	-	-	-	-	-	-	20,000	-	-	75,000

(1)

Represent the dollar amount of the estimated future payout upon satisfaction of certain conditions under the Short-Term Incentive Plan granted during fiscal 2014. None of the universal tactical goals were achieved and therefore no payouts were made for 2014.

(2)

On January 11, 2012 and February 13, 2013, 527,000 performance units in the aggregate, were granted under our 2010 Long-Term Incentive Plan to our named executive officers. The performance period of the grants shall start on January 1 and end on December 31 of the 2012, 2013, and 2014 fiscal years. Each performance unit represents the right to receive from 0% to 150% of the target number of units valued at $1.00 per unit. The number of units to be earned in 2014 were based on achieving acquisitions revenue targets as established by the Compensation Committee. There were no performance units earned in 2014 as the targets were not achieved.

(3)

On August 21, 2014, the Compensation Committee granted 100,000 shares of RSUs under our 2010 Long-Term Incentive Plan to certain executive officers which vests on the fourth anniversary of the grant date but shall vest earlier if yearly performance hurdles based on stock performance are met. The RSUs are payable in shares of Company common stock on a one for one basis.

(4)

The amounts in this column represent the aggregate grant date fair value calculated in accordance with the Financial Accounting Standards Board ASC Topic 718 during the applicable fiscal year. For additional information relating to the assumptions made in valuing and expensing these awards refer to the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, as filed with the SEC.

The following table sets forth information concerning outstanding equity awards for each of the Company’s Named Executive Officers as of the end of the last completed fiscal year.

Outstanding Equity Awards at Fiscal Year-End

		Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price ($)	Option Expiration Date	Number Of Shares or Units Of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number Of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Gary L. Cavey	50,000	-	-	$ 8.32	11/1/2020	-	-	-	-
Gary L. Cavey	24,500	-	24,500	$ 4.70	1/11/2022	-	-	16,133	71,533
Gary L. Cavey	-	-	-	-	-	40,000	150,000	-	-
Mary C. Carstens	-	2,200 (1)	-	$ 4.07	7/25/2021	-	-	-	-
Mary C. Carstens	-	15,000 (1)	-	$ 4.70	1/11/2022	-	-	- (2)	- (2)
Christopher D. Stark	15,000	-	15,000	$ 4.70	1/11/2022	-	-	10,800	47,400
Christopher D. Stark	-	-	-	-	-	20,000	75,000	-	-
Ray F. Boegner	15,000	-	15,000	$ 4.70	1/11/2022	20,000	75,000	10,800	47,400
David G. Anderson	7,500	-	15,000	$ 3.55	2/13/2023	-	-	10,800	40,500
David G. Anderson	-	-	-	-	-	20,000	75,000	-	-
Nathan D. Legband	-	-	-	-	-	20,000	75,000	-	-

(1)

Ms. Carstens retired effective September 2, 2014 and per the agreement unvested stock options are forfeited and the exercise date on vested stock options accelerates. A total of 15,000 unvested options, with an exercise price of $4.70, have been forfeited and previously vested options are no longer exercisable due to the acceleration of the exercise date.

(2)	Ms. Carstens retired effective September 2, 2014 and per the restricted stock agreement unvested awards are forfeited. A total of 16,200 unvested stock awards were forfeited with a value of $71,100.

The following table sets forth information concerning exercised options and vesting of stock awards for each of the Company’s Named Executive Officers as of the end of the last completed fiscal year.

Options Exercised and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized On Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized On Vesting ($)(1)
Gary L. Cavey	-	-	13,067	56,712
Mary A. Carstens	-	-	8,400	36,732
Christopher D. Stark	-	-	8,400	36,732
Ray F. Boegner	-	-	8,400	36,732
David G. Anderson	-	-	5,400	25,812

(1)     Difference between the exercise price and the market price on the date of vesting or exercise.

Director Compensation

The following table sets forth the compensation paid to the Company’s directors in fiscal 2014. Mr. Cavey serves as a director however he receives no separate compensation for this service and his compensation is reflected within the various other tables in the Compensation Discussion and Analysis portion of this Proxy Statement.

	Fees Earned Or Paid in Cash ($)	Stock Awards ($)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Comp. Earn. ($)	All Other Comp. ($)	Total ($)
Samuel C. Freitag (1)	30,750	29,998	—	—	—	—	60,748
Marc E. LeBaron (1)	36,750	29,998	—	—	—	—	66,748
James C. Shay (1)	42,300	29,998	—	—	—	—	72,298
William F. Welsh, II (1)	41,000	29,998	—	—	—	—	70,998
Donde Plowman (1)	32,250	29,998	—	—	—	—	60,248
Mark D. Hasebroock (1) (3)	31,750	-	—	—	—	—	31,750

(1)

In 2014, Messrs. Welsh, LeBaron, Hasebroock, Freitag, Shay and Dr. Plowman received (a) an annual retainer of $25,000; (b) $1,500 for each Board meeting attended; (c) $500 for each Board meeting held via teleconferencing; (d) $10,000 for acting as Chairman of the Board of Directors and Audit Committee; and (e) $5,000 for acting as Chairman of the Compensation Committee. Although not included in the above table, the directors are reimbursed for their out-of-pocket expenses of attending Board meetings.

(2)

In May 2014, Messrs. Freitag, LeBaron, Shay, Welsh, and Dr. Plowman were each granted 6,960 shares of restricted stock under the 2014 Non-Employee Directors’ Restricted Stock Plan, which was ratified by the Stockholders in May 2014. The restricted stock vests on the day preceding the 2015 Annual Meeting of Stockholders. The amounts shown in this column include the fair value of the annual restricted stock award on the date of grant which was $4.31. For additional information relating to the assumptions made in valuing and expensing these awards for 2014 refer to the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, as filed with the SEC.

(3)	Mr. Hasebroock retired his position on the Board effective February 20, 2015.

REPORT OF THE AUDIT COMMITTEE

The following report of the Audit Committee shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall this report be incorporated by reference into any filing made by the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

The Audit Committee is comprised of James C. Shay (Chair), Marc E. LeBaron, Samuel C. Freitag and Donde Plowman each of whom is an independent director of the Company under the rules adopted by Securities and Exchange Commission and the NYSE MKT.

The Company’s management is responsible for the preparation of the Company’s financial statements and for maintaining an adequate system of internal controls and processes for that purpose. KPMG LLP acts as the Company’s independent registered public accounting firm and they are responsible for conducting an independent audit of the Company’s annual financial statements in accordance with the standards of the PCAOB and issuing a report on the results of their audit. The Audit Committee is responsible for providing independent, objective oversight of both of these processes.

The Audit Committee has reviewed and discussed the audited financial statements for the year ended December 31, 2014 with management of the Company and with representatives of KPMG. The discussions with KPMG also included the matters required by Statement on Auditing Standard No. 61, as amended (AICPA, Professional Standards, Vol. 1 AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

In addition, the Audit Committee reviewed the independence of KPMG. The Audit Committee discussed KPMG’s independence with them and has received written disclosures and a letter from KPMG regarding their independence as required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence.

Based upon its review and the discussions noted above, the Audit Committee recommended to the Board that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014.

The foregoing report is submitted by the Audit Committee in accordance with the requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations there under.

James C. Shay (Chair)

Marc E. LeBaron

Samuel C. Freitag

Donde Plowman

PROPOSAL TWO

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Background

At the 2012 Annual Meeting, the stockholders’ approved, by advisory vote, annual frequency for future advisory votes on executive compensation (“say-on-pay vote”). This advisory vote was accepted by the Board of Directors.

The annual advisory say-on-pay vote on executive compensation provided to stockholders as required pursuant to Section 14A of the Exchange Act and is a non-binding vote on the compensation of the Company’s Named Executive Officers, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules promulgated by the SEC, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure. The advisory say-on-pay vote is not a vote on the Company’s general compensation policies, compensation of the Board, or the Company’s compensation policies as they relate to risk management.

The Compensation Committee believes the Company’s executive compensation program reflects a strong philosophy that rewards performance and is closely aligned with stockholders’ long-term interests. The Compensation Discussion and Analysis section of this Proxy Statement provides a more detailed discussion of the Company’s executive compensation policies and practices.

Non-Binding Advisory Resolution

We are asking our stockholders to indicate their support for the Company’s executive compensation program as described in this Proxy Statement. This proposal gives our stockholders the opportunity to express their views on our Named Executive Officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the philosophy, policies and practices described in this Proxy Statement. Accordingly, we will ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the compensation paid to the Company’s Named Executive Officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and any related materials disclosed in this Proxy Statement is hereby APPROVED.”

This advisory say-on-pay vote on executive compensation is not binding on the Board. However, the Board values the opinion of our stockholders and will take into account the result of the vote when making future decisions regarding executive compensation.

Required Vote

If a quorum is present, the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting is required to approve this resolution.

Our Board recommends a vote “FOR” adoption of the advisory resolution approving the compensation of the Company’s Named Executive Officers.

PROPOSAL THREE

RATIFICATION OF APPOINTMENT OF THE COMPANY’S INDEPENDENT AUDITORS

KPMG LLP, certified public accountants served as the independent registered public accounting firm for the Company since 1995. Representatives of KPMG LLP are expected to be present at the Annual Meeting and will be given the opportunity to make any statement they might desire and will also be available to respond to appropriate questions from stockholders. The following table sets forth the aggregate fees for professional service rendered by KPMG LLP, for each of the last two fiscal years:

Category of Fee	2014	2013
Audit Fees (1)	$620,175	$491,824
Audit Related Fees	—	—
Tax Fees (2)	141,127	156,132
All Other Fees (3)	7,500	38,000
Total	$768,802	$685,956

(1)

Includes fees for professional services rendered during the fiscal year for the audit of our annual financial statements and for reviews of the financial statements included in our quarterly reports on Form 10-Q.

(2)	Includes fees related to tax preparation, tax compliance, and tax planning.

(3)

Includes fees related to professional services rendered during the fiscal year for the review of the pro forma financial statements included on Form 8-K/A and the review of the S-8 and the issuance of the related Consent.

As discussed on page 10, the Audit Committee has implemented pre-approval procedures consistent with the rules adopted by the Securities and Exchange Commission.

There were no fees billed by KPMG LLP, for the Company’s most recent fiscal year for professional services rendered in connection with financial information systems design and implementation.

KPMG LLP has been appointed by the Audit Committee as the Company’s independent auditors for the fiscal year ending December 31, 2015. This appointment is being presented to the stockholders for ratification. The ratification of the appointment of the independent auditor requires the affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote.

If stockholders fail to ratify the appointment of KPMG LLP as the Company’s independent auditors, the Audit Committee will reconsider whether to retain KPMG LLP, but may ultimately decide to retain them. Any decision to retain KPMG LLP or another independent registered public accounting firm will be made by the Audit Committee and will not be resubmitted to stockholders. In addition, even if stockholders ratify the appointment of KPMG LLP, the Audit Committee retains the right to appoint a different independent registered public accounting firm for fiscal 2015 if the Audit Committee determines that it would be in the Company’s best interests to do so.

Our Board recommends a vote “FOR” ratification of the appointment of KPMG LLP as the Company’s independent auditors for the fiscal year ending December 31, 2015.

Representatives of KPMG LLP are expected to be present at the Annual Meeting and will be provided an opportunity to make a statement and to respond to appropriate inquiries from stockholders.

STOCKHOLDER PROPOSALS

In accordance with the rules of the SEC, stockholders wishing to submit proposals for inclusion in the Proxy Statement for the Company’s 2016 Annual Meeting of Stockholders, which is expected to be held in May 2016, must submit their proposals to the Company on or before December 5, 2015. Such proposals should be sent by certified mail, return receipt requested, to the Company at 13710 FNB Parkway, Suite 400, Omaha, NE 68154, Attention: Corporate Secretary. In addition to being submitted in a timely manner, stockholder proposals must comply with the other requirements of SEC Rule 14a-8 in order to be included in the Proxy Statement for the 2016 Annual Meeting.

The Company's Bylaws set forth certain procedures which shareholders must follow in order to nominate a director or present any other business, not submitted for inclusion in the proxy statement, at an annual shareholders' meeting. Generally, a shareholder must give timely notice to the Secretary of the Company. To be timely, such notice must be received by the Company at its principal executive offices not less than sixty nor more than ninety days prior to the first anniversary of the 2015 annual shareholders' meeting. The Bylaws specify the information which must accompany such shareholder notice. Details of the provision of the Bylaws may be obtained by any shareholder from the Secretary of the Company. The Company reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

RELATED PERSON TRANSACTION PROCEDURES

The Company's Audit Committee Charter requires the Audit Committee to review policies and procedures regarding transactions between the Company and officers and directors that are not a normal part of the Company’s business. There are no formal written policies or procedures used by Board or the Audit Committee to review, approve or ratify related party transactions. Rather, the Board or the Audit Committee reviews all related party transactions on a case by case basis for potential conflict of interest situations on an ongoing basis and uses its discretion in approving all such transactions. The Board or the Audit Committee will apply the standards of Item 404(a) of Regulation S-K when evaluating certain relationships and related transactions.

While there are no formal written policies or procedures used, the Board or the Audit Committee may consider the following factors in evaluating related party transactions:

●	the nature of the related person's interest in the transaction;
●	the presence of standard prices, rates, charges or terms otherwise consistent with arms-length dealings with unrelated third parties;
●	the materiality of the transaction to each party;
●	the reasons for the Company entering into the transaction with the related person;
●	the potential effect of the transaction on the status of a director as an independent director under New York Stock Exchange listing rules;
●	outside or disinterested director or committee member; and
●	any other factors the Board or the Audit Committee may deem relevant.

ADDITIONAL INFORMATION

Compliance with Section 16(a) of the Exchange Act

Section 16(a) of the Exchange Act requires the Company’s executive officers and directors, and persons who beneficially own more than 10% of the Company’s stock, to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission. Executive officers, directors, and greater than 10% beneficial owners are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Ballantyne believes that all persons, subject to these reporting requirements filed the required reports on a timely basis during 2014.

BALLANTYNE STRONG, INC.
13710 FNB PARKWAY
SUITE 400
OMAHA, NE 68154
ATTN: NATE LEGBAND

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ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
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VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M89448-P63659

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

BALLANTYNE STRONG, INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Samuel C. Freitag
02) Gary L. Cavey
03) Charles T. Lanktree
04) Marc E. LeBaron
05) William J. Gerber
06) James C. Shay
07) Robert J. Marion
08) D. Kyle Cerminara
09) Robert J. Roschman

The Board of Directors recommends you vote FOR the following proposals:

	For	Against	Abstain
2. To approve, by non-binding vote, executive compensation.	☐	☐	☐
3. Ratifying the appointment of KPMG LLP as the Company's independent auditors.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment or postponement thereof.

The undersigned has received the company's proxy statement and hereby revokes any other proxy or proxies previously given or executed, in any form, to vote or act with respect to the shares of Common Stock held by the undersigned at the 2015 Annual Meeting of Stockholders.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement, Annual Report and Form 10-K are available at www.proxyvote.com.

M89449-P63659

BALLANTYNE STRONG, INC.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
ANNUAL MEETING OF STOCKHOLDERS
MAY 13, 2015

The stockholder hereby appoints Gary L. Cavey and Nathan D. Legband, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this proxy, all of the shares of Common Stock of BALLANTYNE STRONG, INC. that the stockholder is entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 AM, Eastern Time, on May 13, 2015, at the Hilton Garden Inn 4025 Windward Plaza Alpharetta, Georgia 30005, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDERS. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR PROPOSALS 2 AND 3. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

Continued and to be signed on reverse side